EXHIBIT 99.1

CUSIP# 678046 10 3
NYSE Amex: BQI

NEWS RELEASE

Date: December 17, 2009

Oilsands Quest announces private placement of common stock

Calgary, Alberta -- Oilsands Quest Inc. (NYSE Amex: BQI) announced today that it has entered into a non-brokered private placement (the "Offering") in which accredited institutional investors have agreed to purchase a total of 8.57 million common shares of Oilsands Quest at a price of US$1.05 per share for total gross proceeds to Oilsands Quest of approximately US$9 million.

The shares will be issued on a private placement basis pursuant to certain exemptions from the registration requirements under U.S. Securities laws and the prospectus requirements under Canadian Securities laws.  The proceeds of the Offering will be used for funding the testing program at our Axe Lake prospect and general corporate purposes.  Specific allocations of the proceeds have not been made at this time.  Closing of the Offering is expected to occur on or about December 22, 2009 and is subject to approval of NYSE AMEX and the delivery of customary closing documents.

The common shares issued pursuant to this Offering have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold in the United States or to U.S. persons (as such term is defined in Regulation S under the Securities Act) absent a registration statement or an applicable exemption from registration.

This notice is not an offer to sell or a solicitation of an offer to buy such securities and is issued pursuant to Rule 135c under the Securities Act of 1933.

About Oilsands Quest

Oilsands Quest Inc. (www.oilsandsquest.com) is exploring and developing one of Canada's largest holdings of contiguous oil sands permits and licences, located in Saskatchewan and Alberta, and developing Saskatchewan's first global-scale oil sands discovery. It is leading the establishment of the province of Saskatchewan's emerging oil sands industry.

Forward-looking Information

This news release contains certain “forward-looking information” within the meaning of applicable securities law including statements regarding the Company's expected use of proceeds of the Offering. These statements are only predictions. Forward-looking information is based on the opinions and estimates of management at the date the information is provided, and is subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking information. For a description of the risks and uncertainties facing the Company and its business and affairs, readers should refer to the Company's Annual Report on Form 10K for the year ended April 30, 2009, and subsequent quarterly reports on Form 10Q available on www.sedar.com and www.edgar.com.  The Company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change, unless required by law.  The reader is cautioned not to place undue reliance on forward-looking statements.

For more information contact:

Garth Wong
Chief Financial Officer
Email: ir@oilsandsquest.com
Investor Line: 1-877-718-8941

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